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                                                                    EXHIBIT 2.01



                          AGREEMENT AND PLAN OF MERGER

                                      among

                                   RETEK INC.,

                              HT ACQUISITION, INC.,

                          HIGHTOUCH TECHNOLOGIES, INC.,

                                       and

                       KIPLING INVESTMENTS LABUAN LIMITED




                           Dated as of April 17, 2000




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          AGREEMENT AND PLAN OF MERGER dated as of April 17, 2000 (this
"Agreement"), among RETEK INC., a Delaware corporation ("Parent"), HT ACQUISITION, INC., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub"), HIGHTOUCH TECHNOLOGIES, INC., a Florida corporation, (the "Company"), and KIPLING INVESTMENTS LABUAN LIMITED, a Malaysian corporation and the sole shareholder of the Company (the "Sole Shareholder").

                              W I T N E S S E T H:

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the "FBCA"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

          WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, advisable to and in the best interests of, the Company and the Sole Shareholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the Sole Shareholder;

          WHEREAS, the Sole Shareholder owns all of the issued and outstanding capital stock of the Company, consisting of shares of common stock, par value $.01 per share (such capital stock being the "Company Stock");

          WHEREAS, the Sole Shareholder has approved this Agreement and the transactions contemplated hereby; and

          WHEREAS, certain capitalized terms used in this Agreement are defined in Section 11.02 of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Sole Shareholder hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the FBCA, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").


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                                       2


          SECTION 1.02. Effective Time; Closing. As promptly as practicable and in no event later than the fifth business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Florida in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 555 California Street, Suite 2000, San Francisco, CA 94104 (or such other place as the parties may agree).

          SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 1.04. Articles of Incorporation; By-Laws. (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

          At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

          SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation (the directors of the Company immediately prior to the Effective Time shall cease to be directors as of the Effective Time), and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified (the officers of the Company immediately prior to the Effective Time shall cease to be officers as of the Effective Time).


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                                       3

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 2.01. Conversion of Securities. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (i) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled pursuant to Section 2.01(a)(ii)) shall be converted into the right to receive, subject to and in accordance with Section 2.02, the following consideration (the "Merger Consideration"), without interest or withholding:

               (A) the amount of cash equal to the quotient determined by dividing $18.0 million by the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (the "Cash Consideration"); and

               (B) the number of shares of common stock of Parent, par value $.01 per share ("Parent Stock"), equal to the quotient determined by dividing the Aggregate Retek Shares (as defined below) by the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (the "Stock Consideration"); and

          (ii) each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) The "Aggregate Retek Shares" shall be the quotient determined by dividing $9 million by the Average Parent Stock Price (as defined in Section 2.03(d)); provided, however, that if such quotient is greater than 400,000, the Aggregate Retek Shares shall be 400,000.

          SECTION 2.02. Exchange of Certificates. (a) After the Effective Time, a holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock ("Company Share Certificates") that were converted into the right to receive the Merger Consideration pursuant to Section 2.01 may surrender Company Share Certificates to Parent.

          (b)  Upon surrender of a Company Share Certificate for cancellation to
     Parent:

          (i) the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration (free and clear of any fees or deductions, including withholding taxes, if any) that such holder has the right to receive in respect of such Company Share Certificate pursuant to the provisions of this Article II (after taking into account all shares of Company Stock then held by such holder); and


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          (ii) the Company Share Certificate so surrendered shall forthwith be cancelled.

          The Sole Shareholder agrees to surrender to Parent at the Closing Company Share Certificates representing all of the Company Stock held by the Sole Shareholder immediately prior to the Closing.

          (c) No Further Rights in Company Stock. The Merger Consideration issued upon surrender of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

          From and after the Effective Time, the holders of Company Share Certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.

          SECTION 2.03. Company Stock Options. (a) All options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1999 Stock Option Plan and any other equity-based incentive program adopted by the Company prior to the Effective Time (the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent
(i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the United States Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder or
(ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were Section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a "Substitute Option") shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Stock, (rounded down to the nearest whole share) equal to the number of shares of Company Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio (as defined below) and (B) the option price per share of Parent Stock shall be an amount equal to the option price per share of Company Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Option Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). The adjustments provided for herein with respect to any options that are intended to be "incentive stock options" within the meaning of
Section 422 of the Code shall be effected in a manner consistent with Section 424(a) of the Code.


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          (a)  As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.03 after giving effect to the Merger). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.03. As soon as reasonably practicable after the Effective Time, the shares of Parent Stock subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding.

          (b) "Option Exchange Ratio" means the quotient determined by dividing $8.4752 by the Average Parent Stock Price (as defined below),

          (d) "Average Parent Stock Price" means the average closing trading price of Parent Stock as reported by the Nasdaq National Market for the 20 consecutive trading days ending on the trading day that is two trading days prior to the date of the Closing.


                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                     SOLE SHAREHOLDER RELATED TO THE COMPANY

          The Sole Shareholder hereby represents and warrants to Parent and Merger Sub that:

          SECTION 3.01. Organization and Qualification. To the actual knowledge of the Sole Shareholder, since December 21, 1999, the Company has not ceased to be a corporation duly incorporated under the laws of Florida and its status has not ceased to be active and it has not ceased to have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so duly incorporated and active or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The term "Company Material Adverse Effect" means any change in or effect on the business of the Company that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company taken as a whole, except for any such changes or effects resulting from or arising in connection with any changes in general economic, regulatory or political conditions. To the actual knowledge of the Sole Shareholder, since December 21, 1999, the Company has not acquired, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, joint venture, association or other entity. To the actual knowledge of the Sole Shareholder, since December


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21, 1999, the Company has not become a member of (nor has any part of the
Company's business been conducted through) any partnership, nor has the Company been a participant in any joint venture or similar arrangement.

          SECTION 3.02. Articles of Incorporation and By-Laws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-Laws of the Company. Such Articles of Incorporation and By-Laws are in full force and effect. To the actual knowledge of the Sole Shareholder, since December 21, 1999, the Company has not been in material violation of any of the provisions of its Articles of Incorporation or By-Laws.

          SECTION 3.03. Capitalization. As of the Effective Time, the authorized capital stock of the Company will consist of 30,000,000 shares of Company Stock. As of the Effective Time, (i) 3,185,765 shares of Company Stock will be issued and outstanding, all of which will be validly issued, fully paid and nonassessable, (ii) no shares of Company Stock will be held in the treasury of the Company, and (iii) except as contemplated in Section 7.07, 256,845 shares of Company Stock will be reserved for future issuance pursuant to the Company Stock Option Plans. All of the outstanding shares of Company Stock are owned by the Sole Shareholder. To the actual knowledge of the Sole Shareholder, no Company Stock Options have been issued since December 21, 1999. Except for the Company Stock Options granted pursuant to the Company Stock Option Plans, to the actual knowledge of the Sole Shareholder, since December 21, 1999, the Company has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. To the actual knowledge of the Sole Shareholder, since December 21, 1999, the Company has not incurred any obligations to repurchase, redeem or otherwise acquire any shares of Company Stock. To the actual knowledge of the Sole Shareholder, since December 21, 1999, the Company has not incurred any material contractual obligations to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) to any other person. To the actual knowledge of the Sole Shareholder, other than in the ordinary course of business, the Company has not since December 21, 1999 agreed to sell any of its assets or capital stock to any Person or to enter into any merger, business combination or other extraordinary transaction with any Person and the Sole Shareholder has not agreed to any of the foregoing.

          SECTION 3.04. Authority Relative to This Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the FBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.


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                                       7

          SECTION 3.05. No Conflict; Required Filings and Consents. (a) To the actual knowledge of the Sole Shareholder, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate in any material respect any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) To the actual knowledge of the Sole Shareholder, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing and recordation of appropriate merger documents as required by the FBCA, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          SECTION 3.06 Absence of Litigation. To the actual knowledge of the Sole Shareholder, there is no litigation, suit, claim, action, proceeding or investigation pending or threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Entity. To the actual knowledge of the Sole Shareholder, neither the Company nor any material property or assets of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity that could materially and adversely affect the properties or assets of the Company taken as a whole.

          SECTION 3.07. Absence of Certain Changes or Events. To the actual knowledge of the Sole Shareholder, since December 21, 1999:

          (i) the Company has not taken any of the actions specified in Section 6.01(a) through 6.01(n);


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          (ii)  the Company has not defaulted in any material respect under any material contract or agreement, nor has any other party to a material contract or agreement with the Company defaulted thereunder in any material respect;

          (iii) the Company has not received any notices that it is infringing upon the intellectual property rights of any other party; and

          (iv)  there has not been any Company Material Adverse Effect.

          SECTION 3.08. Vote Required. The only votes of the holders of any classes or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock (which vote has been duly and validly obtained pursuant to Section 7.01 hereof).

          SECTION 3.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF THE SOLE SHAREHOLDER

          The Sole Shareholder hereby represents and warrants to Parent and Merger Sub that:

          SECTION 4.01. Organization. The Sole Shareholder is a company duly organized and validly existing under the laws of jurisdiction of its organization.

          SECTION 4.02. Authority Relative to This Agreement. The Sole Shareholder has all necessary company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Sole Shareholder and the performance by the Sole Shareholder of its obligations hereunder have been duly and validly authorized by all necessary company action on the part of the Sole Shareholder and no other company proceedings on the part of the Sole Shareholder are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the FBCA). This Agreement has been duly and validly executed and delivered by the Sole Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Sole Shareholder, enforceable against the Sole Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.



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                                       9


          SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Sole Shareholder do not, and the performance of this Agreement by the Sole Shareholder will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or other constitutive documents of the Sole Shareholder, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate in any material respect any Law applicable to the Sole Shareholder or by which any property or asset of the Sole Shareholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Sole Shareholder pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences (x) pursuant to the Term Loan Facility Agreement dated December 14, 1999 (the "Facility Agreement"), between the Sole Shareholder and Forbisher Investments Limited ("Forbisher") and the related Deed of Debenture dated January 6, 2000 (the "Deed of Debenture") (Forbisher has consented in writing to the transactions contemplated by this Agreement and the Sole Shareholder represents that Forbisher will not have any claim of any kind upon Parent or the Company or any of their assets or capital stock after the Effective Time), and (y) that could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) To the actual knowledge of the Sole Shareholder, the execution and delivery of this Agreement by the Sole Shareholder do not, and the performance of this Agreement by the Sole Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act, (ii) for the filing and recordation of appropriate merger documents as required by the FBCA, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          SECTION 4.04. Ownership of Shares. The Sole Shareholder owns of record and beneficially, free and clear of all liens, charges, security interests or other encumbrances or adverse claims, all outstanding shares of Company Stock, except for security interests pursuant to the Facility Agreement and the Deed of Debenture, which will be released as of the Effective Time. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any such shares of Company Stock.



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                                       10


          SECTION 4.05. No Litigation Involving Sole Shareholder. The Sole Shareholder is not a party to, and has not been threatened with, any litigation or judicial, administrative or arbitration proceeding which could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or have a material adverse effect upon the ability of the Sole Shareholder to perform its obligations hereunder.

          SECTION 4.06. Certain Interests. Other than obligations to indemnify directors and officers of the Company for liabilities that they may incur in connection with acting as directors or officers of the Company, the Company does not have any liability or any other obligation of any nature whatsoever to the Sole Shareholder or any affiliate thereof or any director, officer, employee, agent or representative of the Sole Shareholder or any affiliate thereof.

          SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sole Shareholder.

          SECTION 4.08. Investment Representations. The Sole Shareholder understands and acknowledges that the shares of Parent Stock to be issued to it pursuant to this Agreement have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and that such shares will be issued to it in a transaction that is exempt from the registration requirements of the Securities Act. The Sole Shareholder understands and acknowledges that such shares cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration and the Sole Shareholder agrees that it shall not resale such shares except in compliance with applicable securities laws. The Sole Shareholder will be acquiring shares of Parent Stock pursuant to this Agreement for its own account for investment and not with a view to, or for resale in connection with, the distribution hereof, and it has no present intention of distributing any thereof, except in accordance with the terms of this Agreement. The Sole Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the shares of Parent Stock pursuant to this Agreement and protecting its own interests in connection with this transaction. The Sole Shareholder is not a U.S. person. The Sole Shareholder has had access to such information regarding Parent as it deems necessary in connection with the transactions contemplated by this Agreement. The Sole Shareholder understands and acknowledges that all certificates representing shares of Parent Stock issued pursuant to this Agreement shall bear, in addition to any other legends required under applicable securities laws, a legend to the following effect:

     "The securities represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration."


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                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Sole Shareholder that:

          SECTION 5.01. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          SECTION 5.02. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the FBCA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

          SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or any comparable organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate in any material respect any Law applicable to Parent or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause
(iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act, (ii) for the filing and recordation of appropriate merger documents as required by the FBCA and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications could not reasonably be expected to have, individually or in the aggregate to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          SECTION 5.04. Operations of Merger Sub. Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          SECTION 5.05. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the actual knowledge of Parent, threatened against Parent or Merger Sub related to the transactions contemplated by this Agreement or that could reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to perform its obligations under this Agreement.

          SECTION 5.06. No Vote Required. The only votes of the holders of any classes or series of capital stock of Parent or Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of Merger Sub (which vote has been duly and validly obtained from Parent).

          SECTION 5.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE VI

              CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGER

          SECTION 6.01. Conduct of Business by the Company Pending the Merger. The Company and the Sole Shareholder agree that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement or unless Parent shall otherwise consent in writing, the Company shall not, and upon request by Parent the Sole Shareholder shall cause the Company not to, do, or propose to do, any of the following:

          (a) amend or otherwise change its Articles of Incorporation or By-Laws;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement, or (ii) any material assets of the Company;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets;

          (f) incur any indebtedness for borrowed money (other than trade payables) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

          (g)  authorize any capital expenditure in excess of $25,000; or

          (h) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (i) other than in the ordinary course of business consistent with past practice, enter into any contract or agreement material to the business, results of operations or financial condition of the Company;

          (j) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01;

          (k) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be cancelled without penalties by the Company upon notice of 30 days or less;

          (l) take any action to cause, or fail to take any action to prevent, the accelerated vesting and exercisability of the Company Stock Options;

          (m) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; or

          (n) make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority.

          SECTION 6.02. Notification of Certain Matters. Parent and Merger Sub shall give prompt notice to the Sole Shareholder, and the Sole Shareholder and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by such party and (ii) any failure of Parent or Merger Sub, on the one hand, or the Company or the Sole Shareholder, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

          SECTION 7.01. Shareholder Approval by Written Consent. As provided by the FBCA and the Company's Articles of Incorporation and By-laws, the Sole Shareholder hereby approves and adopts this Agreement by written consent and hereby approves by written consent the transactions contemplated hereby. During the term of this Agreement, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, the Sole Shareholder shall vote its shares of

Company Stock: (i) in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement; (ii) against any proposal made in opposition to or in competition with consummation of the Merger and this Agreement, against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) and against any liquidation or winding up of the Company; and (iii) in favor of any other matter necessary to effect the consummation of the transactions contemplated by this Agreement.

          (b) The Sole Shareholder hereby covenants and agrees that it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on his voting rights, charge or other encumbrance of any nature whatsoever with respect to the shares of Company Stock now owned or that may hereafter be acquired by the Sole Shareholder, unless and until this Agreement is terminated, except pursuant to the Facility Agreement or the Deed of Debenture.

          SECTION 7.02. Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

          SECTION 7.03. No Solicitation of Transactions. (a) Neither the Company nor the Sole Shareholder will, directly or indirectly, and each will instruct its officers, directors, employees, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Sole Shareholder, to take any such action. Each of the Company and the Sole Shareholder shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. Each of the Company and the Sole Shareholder shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each of the Company and the Sole Shareholder agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

          (b) A "Competing Transaction" means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the Company; (iii) a tender offer or exchange offer for outstanding voting securities of the Company; or (iv) any solicitation in opposition to approval by the Company's shareholders of this Agreement and the Merger.

          SECTION 7.04. Performance of Obligations. Parent shall perform, and shall cause Merger Sub to perform, in a timely manner all of their respective obligations hereunder. The Sole Shareholder shall perform, and upon request by Parent shall cause the Company to perform, in a timely manner all of their respective obligations hereunder.

          SECTION 7.05. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any of the parties hereto in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

          SECTION 7.06. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by each of Parent and the Sole Shareholder. Thereafter, unless otherwise required by applicable Law, neither the Sole Shareholder nor any of its affiliates nor any of their respective directors, officers, employees or agents shall issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent.

          SECTION 7.07. Stock Options. On or after the date hereof, but in any event prior to the Effective Time, the Company shall adopt and the Sole Shareholder shall approve an amendment to the Company's 1999 Stock Option Plan increasing the number of shares of Company Stock that may be subject to awards under such plan by an additional 13,000,000 shares (or such other number as Parent shall specify).

          SECTION 7.08. Indemnification and Insurance. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions related to the indemnification of directors and officers substantially similar to those provisions contained in the Articles of Incorporation and By-laws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers or employees of the Company.

          (b) The Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director or officer of the Company as of immediately prior to the Effective Time (collectively, the "Directors and Officers") and the Sole Shareholder against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors or shareholders, in each case occurring after December 21, 1999 and before the Effective Time and including, without limitation, any action or omission in connection with this Agreement and the transactions contemplated hereby (but excluding claims by Parent against the Sole Shareholder under this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any Director and Officer or the Sole Shareholder, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided, however, that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

          (c) This Section 7.08 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.08.



                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

          SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub and the Sole Shareholder to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

          (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) each of the representations and warranties of the Company and the Sole Shareholder contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of an officer of the Sole Shareholder to such effect;

          (b) the Company and the Sole Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of an officer of the Sole Shareholder to that effect;

          (c) Parent shall have received, each in form and substance reasonably satisfactory to Parent, (i) all required authorizations, consents, orders and approvals of all Governmental Entities and officials, if any, and (ii) all third party consents set forth in Section 3.05;

          (d) no event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have had or could reasonably be expected to have, a Company Material Adverse Effect;

          (e) there shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets;

          (f) the Company shall have filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida in the form agreed between the Company and Parent prior to the date of this Agreement and approved by the Board of Directors of the Company on or prior to the date of this Agreement, and the Company shall have issued shares of Company Stock to the Sole Shareholder as agreed between the Company and Parent prior to the date of this Agreement and approved by the Board of Directors of the Company on or prior to the date of this Agreement; and

          (g) the Sole Shareholder shall have executed and delivered to Parent a Form W-8 certifying that it is a foreign entity.

          SECTION 8.03. Conditions to the Obligations of the Company and the Sole Shareholder. The obligations of the Company and the Sole Shareholder to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Sole Shareholder shall have received a certificate of a duly authorized officer of Parent to such effect;

          (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Sole Shareholder shall have received a certificate of a duly authorized officer of Parent to that effect; and

          (c) there shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

          (a)  by mutual written consent of Parent and the Sole Shareholder;

          (b) by either Parent or the Sole Shareholder if the Effective Time shall not have occurred on or before July 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before July 31, 2000;

          (c) there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

          (d) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company or the Sole Shareholder set forth in this Agreement, or if any representation or warranty of the Company or the Sole Shareholder shall have become untrue, in either case such that the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) would not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company and the Sole Shareholder through the exercise of their respective reasonable efforts and for so long as the Company and the Sole Shareholder continue to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(d) unless such breach is not cured within thirty (30) days after notice thereof is provided by Parent to the Sole Shareholder; or

          (e) by the Sole Shareholder upon a breach of any material representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a), Section 8.03(b) or Section 8.03(c) would not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of their respective reasonable efforts and for so long as Parent and Merger Sub continue to exercise such reasonable efforts, the Sole Shareholder may not terminate this Agreement under this Section 9.01(e) unless such breach is not cured within thirty (30) days after notice thereof is provided by the Sole Shareholder to Parent.

          SECTION 9.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub, the Company or the Sole Shareholder or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 9.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X

                                 INDEMNIFICATION

          SECTION 10.01. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Effective Time for a period of 12 months. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

          SECTION 10.02. Indemnification by the Sole Shareholder. (a) Subject to
Section 10.02(b), after the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified and held harmless by the Sole Shareholder for any and all liabilities, losses, damages, diminution in value, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a "Loss"), arising out of or resulting from:

          (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality contained therein in determining the amount of any Loss) made by the Sole Shareholder in this Agreement;

          (ii) the breach of any covenant or agreement made by the Company or the Sole Shareholder in this Agreement; or

          (iii) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company's capital stock or assets.

          (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud:

          (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 10.02(a)(i) which may be recovered from the Sole Shareholder shall be the amount equal to 15% of the aggregate Cash Consideration to which the Sole Shareholder is entitled pursuant to Section 2.01 of this Agreement; and

          (ii) no indemnification payment by the Sole Shareholder with respect to any indemnifiable Loss otherwise payable under Section 10.01(a) and arising out of or resulting from the causes enumerated in Section 10.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $150,000, after which time the Sole Shareholder shall be liable for all indemnifiable Losses, exceeding the first $150,000 of Losses.

          SECTION 10.03. Indemnification by Parent. (a) Subject to Section 10.03(b), after the Effective Time, the Sole Shareholder and its affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "Shareholder Indemnified Parties") shall be indemnified and held harmless by Parent for any and all Losses, arising out of or resulting from:

          (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality contained therein in determining the amount of any Loss) made by Parent or Merger Sub in this Agreement; or

          (ii) the breach of any covenant or agreement made by Parent or Merger Sub in this Agreement.

          (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud:

          (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 10.03(a)(i) which may be recovered from Parent shall be the amount equal to 15% of the aggregate Cash Consideration to which the Sole Shareholder is entitled pursuant to
     Section 2.01 of this Agreement; and

          (ii) no indemnification payment by Parent with respect to any indemnifiable Loss otherwise payable under Section 10.03(a) and arising out of or resulting from the causes enumerated in Section 10.03(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $150,000, after which time Parent shall be liable for all indemnifiable Losses exceeding the first $150,000 of Losses.

          SECTION 10.04. Indemnification Procedures. (a) For the purposes of this Section 10.04, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification is referred to as the "Indemnified Party".

          (i) The obligations and liabilities of Indemnifying Parties under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article X except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

          (ii) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its affiliates is released in full in connection with such settlement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

          SECTION 11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

          if to Parent or Merger Sub (or the Company after the Effective Time):

               Midwest Plaza
               801 Nicollet Mall
               Minneapolis, MN  55402
               Facsimile No.:  (612) 630-5710
               Attention:  Greg Effertz
          if to the Company prior to the Effective Time:

                111 Second Avenue NE, Suite 500
                St Petersburg, FL  33701-3479
                Facsimile No.:  (727) 822-3265
                Attention:  Michael Hamer

          if to the Sole Shareholder:

                Kipling Investments Labuan Limited
                Level 7
                (F2) Main Office Tower
                Jalan Merdeka
                PO Box 80107
                87011 Labuan F.T.
                Malaysia
                Facsimile No.:  (6087) 439 193 or (6087) 451-311
                Attention:  Foo Chee Thong

          SECTION 11.02. Certain Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

          (i) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

          (ii) "business day" means any day on which banks are not required or authorized to close in Tampa, Florida;

          (iii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (iv) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (v) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (b) The following additional terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

         Term                                                                                        Section
         Aggregate Retek Shares....................................................................  2.01(b)
         Agreement.................................................................................  Preamble
         Articles of Merger........................................................................  1.02
         Average Parent Stock Price................................................................  2.03(d)
         Cash Consideration........................................................................  2.01(a)(i)
         Closing...................................................................................  1.02
         Code......................................................................................  2.03(a)
         Company...................................................................................  Preamble
         Company Material Adverse Effect...........................................................  3.01
         Company Share Certificates................................................................  2.02(a)
         Company Stock.............................................................................  Recitals
         Company Stock Option Plans................................................................  2.03(a)
         Company Stock Options.....................................................................  2.03(a)
         Competing Transaction.....................................................................  7.03(b)
         Deed of Debenture.........................................................................  4.03(a)
         Director and Officer......................................................................  7.08(b)
         FBCA......................................................................................  Recitals
         Effective Time............................................................................  1.02
         Facility Agreement........................................................................  4.03(a)
         Forbisher.................................................................................  4.03(a)
         Governmental Entity.......................................................................  3.05(b)
         HSR Act...................................................................................  3.05(b)
         Indemnified Party ........................................................................  10.04(a)
         Indemnifying Party .......................................................................  10.04(a)
         Law.......................................................................................  3.05(a)
         Loss......................................................................................  10.02(a)
         Merger....................................................................................  Recitals
         Merger Consideration......................................................................  2.01(a)(i)
         Merger Sub................................................................................  Preamble
         Option Exchange Ratio.....................................................................  2.03(c)
         Order.....................................................................................  8.01(a)
         Parent....................................................................................  Preamble
         Parent Indemnified Parties................................................................  10.02(a)
         Parent Stock..............................................................................  2.01(a)(i)
         Representatives...........................................................................  7.02
         Securities Act............................................................................  4.08
         Shareholder Indemnified Parties...........................................................  10.03(a)
         Sole Shareholder..........................................................................  Preamble
         Stock Consideration.......................................................................  2.01(a)(i)
         Substitute Option.........................................................................  2.03(a)
         Surviving Corporation.....................................................................  1.01
         Terminating Company Breach................................................................  9.01(d)


         Terminating Parent Breach.................................................................  9.01(e)
         Third Party Claims........................................................................  10.04(a)(i)


          SECTION 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner which is materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

          SECTION 11.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign all or any of its rights under this Agreement to any of its affiliates or to any subsequent purchaser of assets or stock of the Company (by merger or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 11.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 11.06. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Unless otherwise agreed by Parent and the Sole Shareholder, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the federal court in the State of Florida. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the federal court in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action in relation to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the federal court of the State of Florida.

          SECTION 11.07. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 11.09. Entire Agreement. This Agreement and the other written agreements and documents signed by the parties as of the date hereof constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Sole Shareholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   RETEK INC.


                                   By: /s/ Greg Effertz
                                      ---------------------------------
                                      Name: Greg Effertz
                                      Title: Chief Financial Officer


                                   HT ACQUISITION, INC.


                                   By: /s/ Greg Effertz
                                      ---------------------------------
                                      Name: Greg Effertz
                                      Title: Vice President


                                   HIGHTOUCH TECHNOLOGIES, INC.


                                   By: /s/ S.B. Ruddick
                                      ---------------------------------
                                      Name: S.B. Ruddick
                                      Title: Director

                                   By: /s/ M.D. Hamer
                                      ---------------------------------
                                      Name: M.D. Hamer
                                      Title: Director and Secretary


                                   KIPLING INVESTMENTS LABUAN LIMITED


                                   By: /s/ W.R. Gray
                                      ---------------------------------
                                      Name: W.R. Gray
                                      Title: Director

                                   By: /s/ S.B. Ruddick
                                      ---------------------------------
                                      Name: S.B. Ruddick
                                      Title: Director